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                                   EXHIBIT 5.1


                                  June 30, 1998


Fifth Third Bancorp
38 Fountain Square Plaza
511 Walnut Street
Cincinnati, Ohio 45202

         RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         I am General Counsel of Fifth Third Bancorp, an Ohio corporation (the "Company"), and have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of up to 10,103,565 shares of the Company's Common Stock, no par value per share (the "Shares"), issuable under the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan.

         As counsel for the Company, I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Second Amended and Articles of Incorporation and Code of Regulations of the Company, and other corporate records of the Company as I have deemed necessary and appropriate for the purpose of this opinion.

         On the basis of the foregoing, I am of the opinion that the 10,103,565 shares of Common Stock of the Company registered for issuance pursuant to the Registration Statement, are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

         I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

                                                     Very truly yours,


                                                     /s/ Paul L. Reynolds
                                                     --------------------
                                                     Paul L. Reynolds, Counsel